Exhibit 5.1

May 31, 2013

Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas 78746

           Re:           Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Asure Software, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (“SEC”) of a Prospectus Supplement, dated May 29, 2013 (the “Prospectus Supplement”), to a Registration Statement (File No 333-185448 ) on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the sale of an aggregate of 662,003 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to a common stock purchase agreement dated May 30, 2013 by and between the Company and each purchaser that is a signatory thereto.  The form of the common stock purchase agreement will be filed as an exhibit to a Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares.

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purpose of rendering this opinion.  We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic originals of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the common stock purchase agreement and the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with SEC as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the sale of the Shares and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Very truly yours,

/s/ MESSERLI & KRAMER P.A.